[Terex Logo]



                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For  information  contact:  Tom  Gelston,  Director - Investor  Relations  (203)
222-5943

                 TEREX REPORTS FOURTH QUARTER AND FULL YEAR 2003
                       RESULTS AND PROVIDES 2004 GUIDANCE

o    Cash generated from operations was $169 million for the fourth quarter and
o    $384 million for the full year
o Net debt decreased in the fourth quarter by $159 million and $315 million for the full year
o    Net debt to book capitalization improved to 50.5%

     WESTPORT, CT, February 18, 2004 -- Terex Corporation (NYSE: TEX) today announced a net loss for the full year 2003 of $25.5 million, or $0.53 per share, compared to a net loss of $132.5 million, or $3.07 per share, for the full year 2002. Excluding the impact of special items, net income for the full year 2003 was $71.3 million, or $1.44 per share, compared to $46.8 million, or $1.06 per share, for the full year 2002. Net sales for 2003 were $3,897.1 million, an increase of 39.3% from net sales of $2,797.4 million for 2002. Special items for the full year 2003 include net charges of $96.8 million (approximately $24 million of which are cash) and primarily includes goodwill impairment and restructuring activities in the Roadbuilding businesses, product line discontinuation and realignments, loss on the early extinguishment of debt relating to the redemption of the Company's 8-7/8% Senior Subordinated Notes, charges related to the Company's deferred compensation plan and current period costs of previously announced restructuring activities. Special items for the full year 2002 included net charges of $179.3 million (approximately $18 million of which was cash) and primarily related to the impact of adopting SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets," a loss on the retirement of debt related to the Company's bank refinancing, and restructuring initiatives at certain business units.

     The Company had a net loss in the fourth quarter of 2003 of $0.6 million, or $0.01 per share, compared to a net loss of $40.3 million, or $0.85 per share, for the fourth quarter of 2002. Excluding the impact of special items, net income for the fourth quarter of 2003 was $14.3 million, or $0.29 per share, compared to $5.4 million, or $0.11 per share, for the fourth quarter of 2002. Net sales for the fourth quarter of 2003 were $1,014.3 million, an increase of 19.2% from net sales of $851.1 million for the fourth quarter of 2002. Special items for the fourth quarter of 2003 include net charges of $14.9 million (approximately $10 million of which are cash) and primarily relates to a loss on the early extinguishment of debt relating to the redemption of the Company's 8-7/8% Senior Subordinated Notes, charges related to the Company's deferred compensation plan and costs associated with restructuring activities in the Terex Cranes group. Special items for the fourth quarter of 2002 included net charges of $45.7 million (approximately $20 million of which was cash) and primarily related to restructuring charges associated with facility and product line rationalizations as a result of the 2002 acquisitions of Demag and Genie, facility rationalizations within the compact equipment businesses and the decision to exit certain other businesses.

     "Overall, 2003 was a respectable year for Terex in light of market conditions. We operated the Company throughout the year with an unwavering focus on cash generation and reducing working capital investment in our business," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "In the fourth quarter, we generated approximately $169 million in cash flow from operations and reduced net debt by approximately $159 million. We exceeded our 2003 goals for cash from operations and debt reduction, generating approximately $384 million from operations and reducing our net debt by approximately $315 million, or 26%, to approximately $894 million at year-end. Terex's balance sheet is in the best financial shape in our Company's history."

     Mr. DeFeo added, "Thanks to the strength of our diversified business model, we leveraged the strong performance from our recent large acquisitions to help offset currency moves, operational issues and challenging end-markets in some of our other businesses. While we still have room for improvement, we are pleased to know that our efforts have yielded important advances in the key areas we targeted at the beginning of 2003, namely debt reduction, cash flow and internal improvement initiatives. We are excited about the direction Terex is headed and remain committed to making sustainable improvements that will deliver higher returns for our investors."

     During the fourth quarter of 2003, the Company identified a need to change its deferred compensation accounting treatment. The plan permitted participants to transfer funds between investments in shares of Terex common stock and another option. The ability to transfer funds between investment options required the Company to mark to market its obligation to plan participants invested in Terex common stock. The plan has been revised effective January 1, 2004 to prohibit transfers between investment options. As a result of this analysis, the Company has determined that it will amend its unaudited financial statements for the first three fiscal quarters of 2003. The amended financial statements will reflect additional after tax charges (credits) of: $0.5 million in the first quarter; $2.7 million for the second quarter; and ($0.4) million for the third quarter of 2003. The impact on previous years was not significant and was recorded in the fourth quarter results. All figures presented in this release reflect these accounting adjustments.

     In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below and the tables included elsewhere in this press release provide a reconciliation of the reported GAAP numbers for the fourth quarter and full year 2003 and 2002, the reported numbers excluding special items, and the reported numbers excluding acquisitions (specifically Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body, Combatel and Tatra) and special items. Terex believes that this information is useful to understanding its operating results, the ongoing performance of its underlying businesses without the impact of special items, and the impact that acquisitions have had on its financial performance. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

A financial summary is shown below:

                                                              Three months ended December 31,
                           ---------------------------------------------------------------------------------------------------------
                                                 2003                                                 2002
                           ----------------------------------------------------- ---------------------------------------------------
                                                         (in millions, except per share amounts)

                                                                     Excluding                                           Excluding
                                                                    Acquisitions                                        Acquisitions
                                           Special     Excluding     & Special                  Special    Excluding     & Special
                              Reported    Items (2)     Special      Items (4)    Reported     Items (3)    Special      Items (4)
                                                         Items                                               Items
                            ---------------------------------------------------- ---------------------------------------------------
 Net sales................ $   1,014.3  $   ---      $   1,014.3   $     573.5   $    851.1   $    (4.0)  $    847.1    $    550.0
                           ============ ============ ============= ============= ============ =========== ============  ============
 Gross profit ............ $     138.5  $     8.9    $     147.4   $      83.5   $     64.8   $    50.8   $    115.6    $     73.9
 SG&A.....................       114.4       (9.8)         104.6          68.5        100.3       (14.5)        85.8          58.9
                           ------------ ------------ ------------- ------------- ------------ ----------- ------------  ------------
 Income from operations ..        24.1       18.7           42.8   $      15.0        (35.5)       65.3         29.8    $     15.0
                                                                   =============                                        ============
 Other income (expense)...       (31.9)       9.0          (22.9)                     (23.8)        1.9        (21.9)
 Provision for income
   taxes..................         7.2      (12.8)          (5.6)                      19.0       (21.5)        (2.5)
 Cumulative effect of
   change in accounting
   principles.............       ---        ---            ---                        ---         ---          ---
                           ------------ ------------ -------------               ------------ ----------- ------------
 Net income (loss)........ $      (0.6) $    14.9    $      14.3                 $    (40.3)  $    45.7   $      5.4
                           ============ ============ =============               ============ =========== ============
 Earnings per share......  $     (0.01)              $       0.29                $     (0.85)             $      0.11

 EBITDA (1)............... $      42.9  $    18.7    $      61.6                 $    (21.2)  $    65.3   $     44.1
 Backlog ................. $     462.6               $     462.6                 $    399.9               $    399.9

 Average diluted shares
     Outstanding..........        48.1        1.8           49.9                       47.4         1.3         48.7

(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to previously announced restructuring programs ($6.8 million), debt restructuring costs ($6.5 million), charges related to the deferred compensation plan ($3.8 million), restructuring charges at Pacific Utility and PPM Montceau ($0.3 million and $1.7 million, respectively), and other non-recurring charges ($1.1 million).
(3) Special items, net of tax, relate to previously announced restructuring initiatives ($37.3 million), Genie and Demag inventory fair value accounting treatment ($2.7 million), SDC International valuation adjustment due to decrease in stock price ($2.3 million), one-time financial advisory fee ($2.4 million) and businesses to be exited or phased down ($2.0 million), offset partially by a favorable ruling on a legal claim ($1.0 million).
(4) Acquisitions excluded are Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body, Combatel and Tatra.


                                                          Twelve months ended December 31,
                           ---------------------------------------------------------------------------------------------------------
                                              2003                                                 2002
                           ----------------------------------------------------- ---------------------------------------------------
                                                       (in millions, except per share amounts)

                                                                    Excluding                                            Excluding
                                                                   Acquisitions                                         Acquisitions
                                           Special     Excluding    & Special                 Special      Excluding     & Special
                              Reported    Items (2)     Special     Items (4)     Reported    Items (3)     Special      Items (4)
                                                         Items                                               Items
                           ---------------------------------------------------------------------------------------------------------
 Net sales................ $   3,897.1   $  ---      $   3,897.1   $   2,394.9   $  2,797.4   $   (12.7)  $  2,784.7    $  2,323.2
                           ============= =========== ============= ============= ============ =========== ============  ============
 Gross profit ............ $     518.5   $   53.9    $     572.4   $     342.9   $    356.7   $    71.7   $    428.4    $    363.9
 SG&A.....................       393.7      (17.7)         376.0         251.7        288.1       (16.3)       271.8         232.5
 Goodwill Impairment......        51.3      (51.3)         ---           ---          ---         ---          ---           ---
                           ------------- -----------  --- -------- ------------- ------------ ------ ---- ------------  ------------
 Income from operations ..        73.5      122.9          196.4   $      91.2         68.6        88.0        156.6    $    131.4
                                                                   =============                                        ============
 Other income (expense)...      (108.8)      11.2          (97.6)                     (96.8)        8.8        (88.0)
 Provision for income
   taxes..................         9.8      (37.3)         (27.5)                       9.1       (30.9)       (21.8)
 Cumulative effect of
   change in accounting
   principles.............       ---        ---            ---                       (113.4)      113.4        ---
                           ------------- ----------- -------------               ------------ ----------- ------------
 Net income (loss)........ $     (25.5)  $   96.8    $      71.3                 $   (132.5)  $   179.3   $     46.8
                           ============= =========== =============                =========== == ======== ============
 Earnings per share......  $      (0.53)             $       1.44                 $    (3.07)             $      1.06

 EBITDA (1)............... $     138.4   $  122.8    $     261.2                  $   108.8   $    88.0   $    196.8
 Backlog ................. $     462.6               $     462.6                  $   399.9               $    399.9

 Average diluted shares
 Outstanding..............        47.7        1.8           49.5                       43.2         0.9         44.1

(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to goodwill impairment for the Roadbuilding group ($42.5 million), exiting certain businesses and product rationalization within the Roadbuilding group ($22.0 million), restructuring activities ($15.8 million), loss on retirement of debt ($7.9 million), charges related to the Company's deferred compensation plan ($6.6 million), Genie and Demag inventory fair value accounting treatment ($2.1 million), restructuring charges at Pacific Utility and PPM Montceau ($0.3 million and $1.7 million, respectively), write-down of certain assets within the EarthKing business ($1.7 million), businesses held for sale or to be closed ($1.3 million) and write-off of remaining investment in SDC International ($0.8 million), offset partially by a favorable ruling on a legal claim ($1.7 million), and a reduction of inventory reserves at CMI Terex ($1.0).
(3) Special items, net of tax, include the items described in (3) above, as well as the charges associated with the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" ($124.1 million), income associated with the adoption of SFAS No. 141 "Business Combinations" ($10.7 million), restructuring initiatives implemented in prior quarters ($6.6 million), extraordinary loss on the early retirement of debt ($1.6 million), equity loss on minority interest in Tatra ($1.2 million), Genie and Demag inventory fair value accounting treatment ($2.5 million), businesses held for sale or phase down ($0.9 million), and the write down of certain assets within the Light Construction Group, European Crane Group, and EarthKing subsidiary ($15.6 million), offset partially by a foreign exchange rate gain related to the Demag acquisition ($2.8 million) and a favorable ruling on a legal claim ($5.4 million).
(4) Acquisitions excluded are Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body, Combatel and Tatra.

Segment Performance

         The comparative segment performance below excludes special items. See Table I included later in this press release for the reconciliation to the reported GAAP numbers.

Terex Construction

                                    Three months ended December 31,                Twelve months ended December 31,
                              --------------------------------------------   -------------------------------------------
                                                               (dollars in millions)
                                     2003                   2002                    2003                   2002
                              -------------------    ---------------------   -------------------    --------------------
                                          % of                    % of                    % of                  % of
                                          sales                   sales                  sales                 sales
                                        --------               ------------            ----------            ----------
Net sales.....................$   351.4              $   272.5               $1,359.5               $ 1,162.9
                              ==========             ==========              ==========             =========
Gross profit .................$    42.2   12.0%      $    41.8     15.3%     $  179.0    13.2%      $   177.3    15.2%
SG&A .........................     30.3    8.6%           26.5      9.7%        116.6     8.6%          102.0     8.8%
                              ----------             ----------              ----------             ---------
Operating profit..............$    11.9    3.4%      $    15.3      5.6%     $   62.4     4.6%      $    75.3     6.5%
                              ==========             ==========              ==========             =========
Backlog.......................$   109.0              $    75.9               $  109.0               $    75.9

     Net sales in the Terex Construction group for the fourth quarter of 2003 increased $78.9 million to $351.4 million, from $272.5 million in the fourth quarter of 2002, driven primarily by the impact of a weaker dollar and strong year-over-year performance from the Powerscreen business. Operating profit for the fourth quarter of 2003 was $11.9 million, or 3.4% of sales, compared to $15.3 million, or 5.6% of sales, for the fourth quarter of 2002. Both gross profit and operating margin levels, when compared to the prior year, were negatively impacted by currency fluctuations, which affected equipment manufactured in Europe and imported into North America. Additionally, there were increased expenses in 2003 related to a model changeover in the articulated truck business.

     Net sales in the Terex Construction group for 2003 increased $196.6 million to $1,359.5 million, from $1,162.9 million in 2002. The increase in net sales was driven by the performance of the Atlas, Powerscreen, and Fuchs businesses, along with the translation benefit of a weaker U.S. dollar relative to European currencies. Selling, general and administrative expenses for the year were $116.6 million, or 8.6% of sales, compared to $102.0 million, or 8.8% of sales, for 2002. Operating profit in 2003 decreased $12.9 million to $62.4 million, or 4.6% of sales, from $75.3 million, or 6.5% of sales, in 2002, reflecting the impact of foreign currency exchange rates, the additional costs related to the articulated truck business product changeover, and the further emphasis on cash generation with regard to the disposition of used equipment.

     "The Terex Construction group continued to face challenging markets during 2003," commented Colin Robertson, President - Terex Construction. "The performance of the Powerscreen businesses remained strong, the Atlas business had a much better year in both sales and operating profit when compared to 2002, and we completed the consolidation of our compact construction manufacturing facilities. Unfortunately, the effects of exchange rate fluctuations on our profit margin and the costs involved with the model changeover in our articulated truck product line negatively impacted our operating results."

     Mr. Robertson continued, "North America remains a huge opportunity for Terex Construction. We are set to launch our large tracked hydraulic excavator and large wheel loader in the North American market, and we should begin to see the benefits of our relationship with the Genie distribution team on our compact construction line. We remain focused on revenue growth opportunities through market share expansion and capitalizing on the beginnings of the economic recovery. The opportunity to drive further reductions in our working capital investment in these businesses still exists, as we balance our growth and cash generation ambitions."

Terex Cranes

                                    Three months ended December 31,             Twelve months ended December 31,
                              -------------------------------------------- -----------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              ----------------------  -------------------- -------------------- --------------------
                                            % of                  % of                  % of                 % of
                                            sales                 sales                sales                 sales
                                          --------              ----------           ----------            ---------
Net sales.....................$   260.1               $   267.4            $1,005.1             $   700.8
                              ============            ==========           ==========           ===========
Gross profit .................$    33.3     12.8%     $    27.8   10.4%    $  118.4    11.8%    $    89.5    12.8%
SG&A .........................     25.3      9.7%          20.5    7.7%        85.4     8.5%         50.5     7.2%
                              ------------            ----------           ----------           -----------
Operating profit..............$     8.0      3.1%     $     7.3    2.7%    $   33.0     3.3%    $    39.0     5.6%
                              ============            ==========           ==========           ===========
Backlog.......................$   138.8               $   146.2            $  138.8             $   146.2


     Net sales in the Terex Cranes group for the fourth quarter of 2003 decreased $7.3 million to $260.1 million from $267.4 million in the fourth quarter of 2002. The decrease in sales was primarily due to the divestiture of the Schaeff Incorporated (U.S. forklift manufacturer) and Crane & Machinery (crane distribution) businesses during the fourth quarter of 2003. Selling, general and administrative expenses increased to $25.3 million, or 9.7% of sales, from $20.5 million, or 7.7% of sales, in the fourth quarter of 2002, due largely to currency translation effects, increased bad debt and other expenses in the PPM business. Terex Cranes reported an operating profit of $8.0 million, or 3.1% of sales, in the fourth quarter of 2003 compared to $7.3 million, or 2.7% of sales, in the fourth quarter of 2002. Operating margin during the fourth quarter of 2003 was impacted by continued weakness in the North American market and the impact of a weaker dollar on the sales of European built cranes sold into the United States. The relatively strong performance of the Demag and Italian crane businesses more than offset these items for the period.

     Net sales for 2003 increased $304.3 million to $1,005.1 million from $700.8 million in 2002, reflecting the full year effect of Demag, which was acquired in August 2002. A weak North American mobile telescopic and truck crane market accounted for the revenue decline in the base business. This continued weakness was partially offset by growth in the tower crane and Italian mobile telescopic businesses. Selling, general and administrative expenses in 2003 increased to $85.4 million, or 8.5% of sales, from $50.5 million, or 7.2% of sales, in 2002, mainly due to the full year effect of Demag and currency translation. Operating margin decreased to 3.3% in 2003, from 5.6% in 2002, reflecting the impact of the under performing North American markets and currency pressure, partially offset by the strong performance of the international crane business.

     "We had a challenging fourth quarter and finish to the year," commented Steve Filipov, President - Terex Cranes. "We successfully completed the integration of Demag and our focus on working capital improvements allowed us to generate significant cash for Terex."

     Mr. Filipov continued, "I am pleased with the growing strength of the Terex Crane franchise. Demag closed December with a record month - the highest revenues ever achieved in its history. Our all-terrain crane product line continued to gain market share in the largest market, Western Europe. However, the crawler crane product line continues to be challenging due to the difficult North American market." Mr. Filipov continued, "We closed the Peiner production facility in Trier, Germany in the fourth quarter and have started production of Peiner Tower Cranes in our Demag facility in Zweibrucken, Germany. We would expect to see the financial benefits of this move in 2004."

Terex Roadbuilding, Utility Products and Other

                                    Three months ended December 31,             Twelve months ended December 31,
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              -------------------- ----------------------- --------------------- ---------------------
                                            % of                % of                   % of                   % of
                                            sales               sales                  sales                  sales
                                          --------            ------------            ----------            ----------
Net sales.....................$   220.3            $   136.8               $  711.9              $   562.4
                              ============         ===========             ===========           ===========
Gross profit .................$    29.7     13.5%  $    23.1    16.9%      $   98.7     13.9%    $   107.1    19.0%
SG&A .........................     22.2     10.1%       16.5    12.1%          77.2     10.8%         71.7    12.7%
                              ------------         -----------             -----------           -----------
Operating profit..............$     7.5      3.4%  $     6.6     4.8%      $   21.5      3.1%    $   $35.4     6.3%
                              ============         ===========             ===========           ===========
Backlog.......................$   164.7            $   120.0               $  164.7              $   120.0

     Net sales for the Terex Roadbuilding, Utility Products and Other group for the fourth quarter of 2003 increased $83.5 million to $220.3 million, from $136.8 million for the fourth quarter of 2002, driven primarily by the acquisitions of Tatra, Commercial Body and Combatel. Excluding the impact of acquisitions, sales increased approximately 6%. Although the Roadbuilding business continued to be negatively impacted by current highway spending levels, the Material Processing and Light Construction businesses both displayed strong growth over the prior year. Selling, general and administrative expenses for the fourth quarter of 2003 increased to $22.2 million, or 10.1% of sales, compared to $16.5 million, or 12.1% of sales, for the fourth quarter of 2002, reflecting the impact of acquisitions. Excluding the impact of acquisitions, operating expenses remained flat at $16.5 million. Operating profit for the fourth quarter of 2003 increased to $7.5 million, or 3.4% of sales, from $6.6 million, or 4.8% of sales, for the fourth quarter of 2002. Excluding the impact of acquisitions, operating profit for the fourth quarter of 2003 was $6.1 million, or 4.2% of sales, compared to $6.6 million, or 4.8% of sales, for the fourth quarter of 2002, reflecting the strong performance of the Light Construction and Material Processing businesses, offset by the Roadbuilding downturn.

     Net sales for the Terex Roadbuilding, Utility Products and Other group for the full year 2003 increased $149.5 million to $711.9 million, from $562.4 million for 2002, reflecting the impact of acquired companies. Excluding acquisitions, sales declined approximately 4% during 2003, due largely to continued weakness in the Roadbuilding businesses. Selling, general and administrative expenses for 2003 increased to $77.2 million, or 10.8% of sales, from $71.7 million, or 12.7% of sales, for 2002. Excluding acquisitions, SG&A expenses as a percentage of sales declined to 11.7% of sales, reflecting the impact of Roadbuilding restructuring activities that took place during 2003. Operating profit for the full year 2003 declined by $13.9 million to $21.5 million, or 3.1% of sales, from $35.4 million, or 6.3% of sales, for 2002. Excluding the impact of acquisitions, operating margin was 3.3% for 2003.

     "We have taken actions in 2003 to right-size the business for the current economic conditions," commented Mr. DeFeo. "The restructuring initiatives launched during the past 18 months have allowed us to maintain a level of profitability relative to 2002. However, revenue levels in the Roadbuilding business continue to be negatively impacted by budget issues at the federal, state, and local levels. Our Utility business has successfully integrated our recent distribution network acquisitions and has demonstrated the ability to compete for the large investor owned utility business, an important market where Terex has not traditionally been a strong participant. Tatra, Terex's most recent addition, is progressing nicely and was profitable in the fourth quarter, and we expect it, and the related American Truck Company, to be contributors to our performance in the future."

Terex Aerial Work Platforms

                                    Three months ended December 31,             Twelve months ended December 31,
                              --------------------------------------------  -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              --------------------  ----------------------  --------------------  ---------------------
                                            % of                  % of                  % of                   % of
                                            sales                 sales                 sales                  sales
                                           --------            ------------            ----------            ----------
Net sales.....................$   132.5             $   101.8               $  583.6              $  149.4
                              ============          ===========             ===========           ===========
Gross profit .................$    31.3     23.6%   $    19.3     19.0%     $  128.0    21.9%     $   25.2      16.9%
SG&A .........................     17.2     13.0%        13.8     13.6%         59.4    10.2%         17.0      11.4%
                              ------------          -----------             -----------           -----------
Operating profit..............$    14.1     10.6%   $     5.5      5.4%     $   68.6    11.8%     $    8.2       5.5%
                              ============          ===========             ===========           ===========
Backlog.......................$    22.2             $    10.0               $   22.2              $   10.0

     The Terex Aerial Work Platforms group represents the results of Genie Holdings, Inc. and its subsidiaries since their acquisition by Terex on September 18, 2002. In addition, beginning April 1, 2003, the Aerial Work Platform group became responsible for the manufacturing, sales and service of the Terex telehandlers business in North America, and prior year amounts have been restated for consistency.

     Net sales for the Terex Aerial Work Platforms group for the fourth quarter of 2003 increased $30.7 million to $132.5 million, from $101.8 million in the fourth quarter of 2002, driven primarily by rental company customers updating and expanding their rental fleets in response to early signs of an improving economy. Selling, general and administrative expenses for the fourth quarter of 2003 were $17.2 million, or 13.0% of sales, compared to $13.8 million, or 13.6% of sales, for the fourth quarter of 2002. Operating profit for the fourth quarter of 2003 was $14.1 million, or 10.6% of sales, compared to $5.5 million, or 5.4% of sales, for the fourth quarter of 2002. The increase in operating margins was driven primarily by higher unit volume, favorable currency effect on exports to Europe, and continual cost reduction initiatives.

     "We are pleased with our fourth quarter performance," commented Bob Wilkerson, President - Terex Aerial Work Platforms. "Our rental customers are more optimistic based on improved utilization/rental rates in their markets, and our volume increase over the prior year in what is normally our seasonally depressed period appears to be indicative of the projected capital spending of our rental customers for 2004, which is expected to be a significant increase over 2003 levels."

     Mr. Wilkerson added, "The past year was also a year of operational focus, as our cost reduction and cash orientation continued to improve through the year. We look forward to integrating the North American sales for Terex's Compact Equipment line with our Genie sales team, so that we can serve the rental channel with a broader product offering, as well as sharing best practices in manufacturing and customer service within the Terex family."

Terex Mining

                                    Three months ended December 31,             Twelve months ended December 31,
                              --------------------------------------------  -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              --------------------  ----------------------  --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                  sales                 sales
                                          --------             -----------             ---------             ---------
Net sales.....................$    75.0             $    74.7               $  294.5              $  282.8
                              ============          ===========             ===========           ===========
Gross profit .................$    11.4     15.2%   $     3.8      5.1%     $   48.9    16.6%     $   29.7      10.5%
SG&A .........................      9.0     12.0%         7.2      9.6%         34.3    11.6%         27.3       9.7%
                              ------------          -----------             -----------           -----------
Operating profit..............$     2.4      3.2%   $    (3.4)    (4.6%)    $   14.6     5.0%     $    2.4       0.8%
                              ============          ===========             ===========           ===========
Backlog.......................$    33.6             $    47.8               $   33.6              $   47.8

     On July 1, 2003, Terex announced that it had reached an agreement in principle to sell its worldwide electric drive mining truck business. As a result, at that time the Company accounted for the mining truck business and wholly owned product support businesses as a discontinued operation and ceased reporting Terex Mining as a separate financial reporting segment. On December, 10, 2003, Terex terminated the negotiation for the sale of the electric drive mining truck business, and has accordingly reinstated reporting of the Terex Mining segment as a continuing operation.

     Net sales for the Terex Mining group for the fourth quarter of 2003 were basically flat with 2002. Selling, general and administrative expenses for the fourth quarter of 2003 were $9.0 million, or 12.0% of sales, compared to $7.2 million, or 9.6% of sales, for the fourth quarter of 2002. Operating profit for the fourth quarter of 2003 was $2.4 million, or 3.2% of sales, compared to a net loss of $3.4 million for the fourth quarter of 2002. The significant increase in operating margin was driven primarily by the effect of cost savings initiatives in the North American operations and a favorable comparison relative to warranty and product service costs included in the fourth quarter 2002 results.

     Net sales for 2003 increased $11.7 million to $294.5 million from $282.8 million in 2002, largely due to strong performance in South African distribution. Selling, general and administrative expenses in 2003 increased to $34.3 million, or 11.6% of sales, from $27.3 million, or 9.7% of sales, in 2002. Operating profit as a percentage of sales increased to 5.0% in 2003, from 0.8% in 2002, reflecting the benefit of prior restructuring activities and a favorable comparison relative to 2002 warranty and service costs.

     "Terex Mining posted solid year-over-year performance despite the announced agreement in principle to sell Terex's world wide electric drive truck business and the subsequent termination of that agreement," commented Rick Nichols, President - Terex Mining. "During this period, while sales were relatively flat, the profitability of this business has significantly improved, which is a direct result of prior year restructuring activities, continued focus on cost reduction activities and strong performance of the mining shovel business. South Africa, in particular, has been a strong market for Terex Mining, with market share growth for both trucks and shovels."

     Mr. Nichols added, "As we look forward to 2004, we continue to expect end markets to remain somewhat challenging, but we are confident in achieving improved results through leveraging our businesses, coupled with some positive indications in the upward movement in commodity pricing."

Capital Structure

     "Cash flow from operations for the fourth quarter of 2003 was $168.6 million, and $384.1 million for the full year 2003," commented Phil Widman, Senior Vice President and Chief Financial Officer. "In the fourth quarter, we generated an additional $108.4 million in cash from reductions in working capital (defined as the sum of accounts receivable plus inventory less accounts payable), making for a total of $267.7 million generated for 2003, well above our annual goal of $200 million. Our working capital as a percent of trailing three month annualized sales decreased to 23% at the end of 2003 compared to 33% at the end of 2002."

     "Net debt (defined as total debt less cash) at the end of the fourth quarter of 2003 decreased $314.9 million to $894.1 million from $1,209.0 million at the end of 2002, in spite of the fact that we consolidated an additional $33 million in debt related to acquiring a majority interest in Tatra during the year. Net debt to book capitalization at the end of 2003 was 50.5%, compared to 61.1% at the end of 2002." Mr. Widman added, "Gross debt reduction totaled $261.7 million, exclusive of debt associated with the acquisitions of Tatra, Commercial Body and Combatel and the currency translation impact on debt. These items totaled approximately $58 million."

     "We are pleased with the progress on working capital efficiency, although significant improvement opportunities still exist in our businesses," said Mr. Widman. "With potential growth in volume, we will need to be disciplined with our investment in working capital. We remain focused on the longer term target of 15% for working capital as a percentage of revenues."

Terex Improvement Process

     Terex recently launched a series of initiatives intended to transform the Company over the next several years. "The Terex Improvement Process, or TIP, is our chosen methodology," stated Mr. DeFeo. "Fundamentally, this is a change process that will improve our internal processes and help Terex become more customer-centric. We have grown via acquisitions, and now it is time to grow organically. We have great products and businesses with strong individual heritages. The challenge for Terex today is to turn this portfolio of business into a franchise performer that delivers superior value throughout the customer experience. This will take several years, but it is a journey worth taking."

     Mr. DeFeo continued, "We have created several TIP teams of cross-functional and operational managers to build the Terex of tomorrow. The teams will focus on leadership and talent development, the customer experience / value proposition and the resulting returns delivered to investors."

     "Our vision is to have Terex grow to $6 billion of revenue in 2006 with a 10% operating margin and working capital levels of 15% of revenue. We would expect to achieve a 20% or greater return on invested capital (defined as operating profit excluding special items divided by the sum of average book equity and average net debt), compared to approximately 10.5% today, thus providing superior returns to our owners. We will do this by becoming the most customer responsive company in our industry and by becoming a preferred place to work."

     "Acquisition will continue to be a part of our future, but we would expect that any meaningful transaction would have to be additive to our goals. The Terex transformation will not be an easy journey. We nevertheless are dedicated to the goals of making Terex a world class, franchise player with great returns to owners, customers and employees."

Outlook

     The following outlook consists of forward-looking information based on Terex's current expectations. Actual results could differ materially from these projections. For further details on this, see the Safe Harbor Statement below.

     "During 2003, Terex focused on cash generation and working capital efficiency," said Mr. DeFeo. "This emphasis will continue in 2004, and in addition we will emphasize margin improvement throughout the Company."

     The Company offers guidance by reporting segment as follows:

     Terex Construction - The Company expects net sales to be in the range of $1,400 to $1,500 million, with operating margins in the 5.0% to 6.0% range. Several opportunities exist in this segment, including continued market share expansion in the lower end of the product range, as well as benefits from initial signs of an economic recovery. Additionally, the Terex Compact Equipment product range is now marketed in North America through the Genie sales force, and is beginning to penetrate the large North American rental market with a broader Terex product offering. The Powerscreen businesses continue to realize strong performance. Challenges include the weak U.S. dollar, as well as competitive and end market factors in the heavy off-highway truck market.

     Terex Cranes - The Company expects net sales to be in the range of $850 to $950 million, with operating margin in the 4.0% to 5.0% range. Demag has provided an excellent opportunity for growth through market share gains and a distribution platform in Europe for other Terex Cranes products. The Italian operations are well positioned to capitalize on organic growth opportunities. The rationalization of the tower cranes business is complete. The North American market remains depressed and the Company does not anticipate end market recovery until 2005. Several new crane models will be launched this year that will further expand Terex's product capabilities.

     Terex Roadbuilding, Utility Products and Other - The Company expects net sales to be in the range of $850 to $950 million, with operating margin in the 3.5% to 4.5% range. The revenue growth in this segment should be driven primarily by the inclusion of Tatra and the related American Truck Company venture for a full year. However, these ventures are expected to have only a modest level of profitability in 2004. With its distribution acquisitions, the Utility business continues to penetrate the investor owned utilities market. This distribution network is expected to provide the additional benefit of cross-selling other Terex products, such as loader backhoes and boom trucks. The Roadbuilding business will continue to face difficult end markets in 2004, as uncertainty surrounds funding for domestic U.S. highway construction at both the federal and state levels, which may impact new equipment purchases.

     Terex Aerial Work Platforms - The Company expects net sales to be in the range of $600 to $700 million, with operating margins in the 11.0% to 12.0% range. Genie's continued excellent operating performance and a recovering rental market should provide another year of solid performance. Genie's export business has benefited from a weak dollar, and should continue to provide a positive offset of the Construction business' negative currency impact.

     Terex Mining - The Company expects net sales to be in the range of $300 to $325 million, with operating margins in the 5.0% to 6.0% range. Recovering commodity prices, such as in coal and iron ore, should result in increased mining, ultimately contributing to additional capital equipment needs of customers. Continued focus on product service costs and a favorable shift in product mix are expected to yield a meaningful improvement in the Mining segment's performance.

     Other additional financial information:

     Corporate - Unallocated corporate expenses for 2004 are estimated to be approximately $10 million. Interest expense for the year is estimated at $85 to $90 million and other expenses (primarily debt amortization costs) are estimated to be $10 million. The effective tax rate is expected to be 28% for 2004 and the average number of shares that will be outstanding for 2004 is estimated at 50 million. Depreciation and amortization for the Company is estimated to be in the range of $60 to $65 million. Capital expenditures should be approximately $30 to $35 million.

     Working Capital - Terex will continue to concentrate on the implementation of best practices across its locations, working towards the goal of 15% for working capital as a percent of revenues. For 2004, the Company is targeting a 20% working capital investment as a percentage of revenues, representing an improvement from 2003 actual performance of 23%.

     Capital Structure - Debt reduction will remain a focus, with a targeted reduction in debt of $200 million in 2004. Terex's net debt / total capitalization ratio is expected to remain below 50% during 2004.

     Earnings Timing - Terex expects total Company earnings for 2004 to be an improvement of approximately 30% - 50% versus the prior year, before special items, although the Company realizes that the total range of segment performance could lead to a wider range of results. The Company's experience has been that 55% - 60% of the Company's earnings typically are realized in the first six months of the year, with 25% - 30% of the first six months' earnings in the first quarter.

     "We expect 2004 to be a year of meaningful improvements for Terex," commented Mr. DeFeo. "We anticipate a mix of end market conditions, with certain products having end markets in recovery mode while other product lines and markets will continue to be sluggish. It is against this backdrop that we expect to have a meaningful earnings increase and to generate strong cash flow while fundamentally improving Terex as we continue our journey toward a vision of superior customer responsiveness, profitability and employee motivation."

Safe Harbor Statement

     The above, including the sections entitled Terex Improvement Process and Outlook, contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2003 revenues of $3.9 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, American Truck, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Tatra, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

                       TEREX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in millions, except per share data)
                                   (unaudited)

                                                                         Three Months                     Twelve Months
                                                                      Ended December 31,                Ended December 31,
                                                              -------------------------------      ---------------------------
                                                                   2003            2002                2003           2002
                                                              ---------------   -------------      ------------   ------------
Net sales.....................................................$  1,014.3        $  851.1           $ 3,897.1      $ 2,797.4
Cost of goods sold............................................     875.8           786.3             3,378.6        2,440.7
                                                              ---------------   -------------      ------------   ------------
     Gross profit.............................................     138.5            64.8               518.5          356.7
Selling, general and administrative expenses..................     114.4           100.3               393.7          288.1
Goodwill impairment...........................................     ---             ---                  51.3          ---
                                                              ---------------   -------------      ------------   ------------

     Income (loss) from operations............................      24.1           (35.5)               73.5           68.6

Other income (expense):
     Interest income..........................................       1.7             2.8                 7.1            7.5
     Interest expense.........................................     (24.1)          (26.0)              (99.9)         (92.9)
     Loss on retirement of debt...............................      (9.0)          ---                 (11.9)         (2.4)
     Other income (expense) - net.............................      (0.5)           (0.6)               (4.1)          (9.0)
                                                              ---------------   -------------      ------------   ------------
Loss before income taxes and cumulative effect of change in
     accounting principle.....................................      (7.8)          (59.3)              (35.3)         (28.2)
Benefit from income taxes.....................................       7.2            19.0                 9.8            9.1
                                                              ---------------   -------------      ------------   ------------
Loss before cumulative effect of change in
        accounting principle..................................      (0.6)          (40.3)              (25.5)         (19.1)

Cumulative effect of change in accounting principle...........     ---             ---                 ---           (113.4)
                                                              ---------------   -------------      ------------   ------------

Net loss......................................................$     (0.6)       $  (40.3)          $   (25.5)     $  (132.5)
                                                              ===============   =============      ============   ============

EARNINGS PER SHARE: -
    Basic:
      Loss before cumulative effect of change in
         accounting principle.................................     (0.01)           (0.85)              (0.53)         (0.44)
      Cumulative effect of change in accounting principle.....     ---             ---                 ---             (2.63)
                                                              ---------------   -------------      ------------   ------------
             Net income (loss)................................$    (0.01)       $   (0.85)         $    (0.53)    $    (3.07)
                                                              ===============   =============      ============   ============
    Diluted:
      Loss before cumulative effect of change in
         accounting principle.................................     (0.01)           (0.85)              (0.53)         (0.44)
     Cumulative effect of change in accounting principle......     ---             ---                 ---             (2.63)
                                                              ---------------   -------------      ------------   ------------
            Net income (loss).................................$    (0.01)       $   (0.85)         $    (0.53)    $    (3.07)
                                                              ===============   =============      ============   ============

Weighted average number of common and common equivalent shares outstanding in per share calculation:
        Basic.................................................      48.1            47.4                47.7           43.2
        Diluted...............................................      48.1            47.4                47.7           43.2



                       TEREX CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                         (in millions, except par value)
                                   (unaudited)

                                                                                       December 31,      December 31,
                                                                                           2003              2002
                                                                                    -----------------  -----------------

CURRENT ASSETS
   Cash and cash equivalents........................................................$     467.5        $    352.2
   Trade receivables................................................................      540.2             578.6
   Inventories......................................................................    1,009.7           1,106.3
   Other current assets.............................................................      175.2             184.0
                                                                                    -----------------  -----------------
                      Total Current Assets..........................................    2,192.6           2,221.1

LONG-TERM ASSETS
   Property, plant and equipment....................................................      370.1             309.4
   Goodwill.........................................................................      609.5             622.9
   Other assets.....................................................................      554.6             472.3
                                                                                    -----------------  -----------------

TOTAL ASSETS........................................................................$   3,726.8        $  3,625.7
                                                                                    =================  =================

CURRENT LIABILITIES
   Notes payable and current portion of long-term debt..............................$      86.8        $     74.1
   Trade accounts payable...........................................................      608.6             542.9
   Accrued compensation and benefits................................................       94.5              74.0
   Accrued warranties and product liability.........................................       88.5              86.0
   Other current liabilities........................................................      282.8             329.2
                                                                                    -----------------  -----------------
                     Total Current Liabilities......................................    1,161.2           1,106.2

NON CURRENT LIABILITIES
   Long-term debt, less current portion.............................................    1,274.8           1,487.1
   Other............................................................................      414.1             263.2

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common Stock, $0.01 par value --
      Authorized 150.0 shares; issued 50.0 and 48.6 shares at December 31, 2003 and
      2002, respectively............................................................        0.5               0.5
   Additional paid-in capital.......................................................      795.1             772.7
   Retained earnings................................................................       41.9              67.4
   Accumulated other comprehensive income (loss)....................................       57.0             (53.6)
   Less cost of shares of common stock in treasury (1.2 shares at December 31, 2003
       and 2002)....................................................................      (17.8)            (17.8)
                                                                                    -----------------  -----------------
   Total Stockholders' Equity.......................................................      876.7             769.2
                                                                                    -----------------  -----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................................$   3,726.8        $  3,625.7
                                                                                  =================  =================


                       TEREX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (in millions)
                                   (unaudited)

                                                                                                 Twelve Months Ended
                                                                                                     December 31,
                                                                                            ----------------------------
                                                                                                2003           2002
                                                                                            ------------- --------------
OPERATING ACTIVITIES
   Net income (loss)......................................................................  $   (25.5)    $   (132.5)
   Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
     Depreciation ........................................................................       55.2           35.9
     Amortization.........................................................................       15.2            9.1
     Impairment charges and asset write downs.............................................       72.5          140.8
     Restructuring charges................................................................      ---             50.9
     Deferred taxes.......................................................................      ---            (35.2)
     Loss on retirement of debt...........................................................       10.4            1.6
     Gain on foreign currency futures.....................................................      ---             (3.8)
     Gain on sale of fixed assets.........................................................       (4.5)          (0.7)
     Changes in operating assets and liabilities (net of effects of acquisitions):
       Trade receivables..................................................................       83.3           11.6
       Inventories........................................................................      189.0          (52.7)
       Trade accounts payable.............................................................       (4.6)          86.5
       Other, net.........................................................................       (6.9)         (41.2)
                                                                                            ------------- --------------
          Net cash provided by operating activities.......................................      384.1           70.3
                                                                                            ------------- --------------

INVESTING ACTIVITIES
   Acquisition of businesses, net of cash acquired........................................       (7.7)        (445.9)
   Capital expenditures...................................................................      (27.1)         (29.2)
   Proceeds from sale of assets...........................................................        6.1           34.5
                                                                                            ------------- --------------
              Net cash used in investing activities.......................................      (28.7)        (440.6)
                                                                                            ------------- --------------

FINANCING ACTIVITIES
   Proceeds from issuance of long-term debt, net of issuance costs........................      290.4          572.0
   Principal repayments of long-term debt.................................................     (454.5)        (219.6)
   Net borrowings (repayments) under revolving line of credit agreements..................      (65.0)          (0.8)
   Issuance of common stock...............................................................      ---            113.3
     Payment of premium on early retirement of debt.......................................      (11.1)         ---
   Other..................................................................................      (29.4)          (4.9)
                                                                                            ------------- --------------
         Net cash provided by (used in) financing activities..............................     (269.6)         460.0
                                                                                            ------------- --------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..............................
                                                                                                 29.5           12.1
                                                                                            ------------- --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................................................      115.3          101.8
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................      352.2          250.4
                                                                                            ------------- --------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................  $   467.5     $    352.2
                                                                                            ============= ==============



                                     Table I
                                     -------

                       TEREX CORPORATION AND SUBSIDIARIES
                                  (in millions)
                                   (unaudited)

                                                                       Three Months Ended December 31,
                                         -------------------------------------------------------------------------------------------
                                                             2003                                           2002
                                         ---------------------------------------------   -------------------------------------------

                                                           Special       Excluding                        Special       Excluding
                                              GAAP          Items      Special Items          GAAP         Items      Special Items
                                         ---------------------------------------------   -------------------------------------------
Sales
   Construction (1)..................... $    351.4     $   ---       $     351.4        $   274.9     $    (2.4)    $    272.5
   Cranes (2)...........................      260.1         ---             260.1            269.0          (1.6)         267.4
   Roadbuilding & Utility (3)...........      220.3         ---             220.3            136.8         ---            136.8
   Aerial Work Platforms (4)............      132.5         ---             132.5            101.8         ---            101.8
   Mining...............................       75.0         ---              75.0             74.7         ---             74.7
   Corp / Eliminations..................      (25.0)        ---             (25.0)            (6.1)        ---             (6.1)
                                         -------------  ------------- ----------------   ------------- ------------- ---------------
      Total............................. $  1,014.3     $   ---       $   1,014.3        $   851.1     $    (4.0)    $    847.1
                                         =============  ============= ================   ============= ============= ===============

Gross Profit
   Construction (1)..................... $     37.7     $     4.5     $      42.2        $    29.7     $    12.1 $         41.8
   Cranes (2)...........................       28.0           5.3            33.3             (1.9)         29.7           27.8
   Roadbuilding & Utility (3)...........       30.6          (0.9)           29.7             19.5           3.6           23.1
   Aerial Work Platforms (4)............       31.3         ---              31.3             16.5           2.8           19.3
   Mining...............................       11.4         ---              11.4              1.2           2.6            3.8
   Corp / Eliminations..................       (0.5)        ---              (0.5)            (0.2)        ---             (0.2)
                                         -------------  ------------- ----------------   ------------- ------------- ---------------
      Total............................. $    138.5     $     8.9     $     147.4        $    64.8     $    50.8     $    115.6
                                         =============  ============= ================   ============= ============= ===============

SG&A
   Construction (1)..................... $     31.2     $    (0.9)    $      30.3        $    31.2     $    (4.7)    $     26.5
   Cranes (2)...........................       25.8          (0.5)           25.3             24.1          (3.6)          20.5
   Roadbuilding & Utility (3)...........       22.2         ---              22.2             17.2          (0.7)          16.5
   Aerial Work Platforms (4)............       17.2         ---              17.2             13.8         ---             13.8
   Mining...............................        9.0         ---               9.0              7.2         ---              7.2
   Corp / Eliminations..................        9.0          (8.4)            0.6              6.8          (5.5)           1.3
                                         -------------  ------------- ----------------   ------------- ------------- ---------------
      Total............................. $    114.4     $    (9.8)    $     104.6        $   100.3     $   (14.5)    $     85.8
                                         =============  ============= ================   ============= ============= ===============

Operating Income
   Construction (1)..................... $      6.5     $     5.4     $      11.9        $    (1.5)    $    16.8     $     15.3
   Cranes (2)...........................        2.2           5.8             8.0            (26.0)         33.3            7.3
   Roadbuilding & Utility (3)...........        8.4          (0.9)            7.5              2.3           4.3            6.6
   Aerial Work Platforms (4)............       14.1         ---              14.1              2.7           2.8            5.5
   Mining...............................        2.4         ---               2.4             (6.0)          2.6           (3.4)
   Corp / Eliminations..................       (9.5)          8.4            (1.1)            (7.0)          5.5           (1.5)
                                         -------------  ------------- ----------------   ------------- ------------- ---------------
      Total............................. $     24.1     $    18.7     $      42.8        $   (35.5)    $    65.3     $     29.8
                                         =============  ============= ================   ============= ============= ===============

(1) Special items relate primarily to the closure of the Kilbeggan facility within the Powerscreen business.
(2) Special items relate to the closure of the Peiner facility within the tower crane group, closure of the RO boom truck facility, and the Demag inventory fair value accounting treatment.
(3) Special items relate to restructuring actions, exiting and rationalization certain product categories with the Roadbuilding group and write-down of certain assets within the EarthKing business.
(4) Special items relate to the Genie inventory fair value accounting treatment.


                               Table I (continued)

                       TEREX CORPORATION AND SUBSIDIARIES
                                  (in millions)
                                   (unaudited)

                                                                       Twelve Months Ended December 31,
                                         -------------------------------------------------------------------------------------------
                                                             2003                                           2002
                                         ---------------------------------------------   -------------------------------------------
                                                            Special        Excluding                      Special       Excluding
                                               GAAP         Items       Special Items            GAAP      Items      Special Items
                                         ---------------------------------------------   -------------------------------------------
Sales
   Construction (1)..................... $   1,359.5    $   ---       $   1,359.5        $ 1,174.5     $   (11.6)    $  1,162.9
   Cranes (2)...........................     1,005.1        ---           1,005.1            717.9         (17.1)         700.8
   Roadbuilding & Utility (3)...........       711.9        ---             711.9            562.4         ---            562.4
   Aerial Work Platforms (4)............       583.6        ---             583.6            149.4         ---            149.4
   Mining...............................       294.5        ---             294.5            282.8         ---            282.8
   Corp / Eliminations..................       (57.5)       ---             (57.5)           (89.6)         16.0          (73.6)
                                         -------------- ------------- ----------------   ------------- ------------- ---------------
      Total............................. $   3,897.1    $   ---       $   3,897.1        $ 2,797.4     $   (12.7)    $  2,784.7
                                         ============== ============= ================   ============= ============= ===============

Gross Profit
   Construction (1)..................... $     172.4    $     6.6     $     179.0        $   164.7     $    12.6 $        177.3
   Cranes (2)...........................       102.5         15.9           118.4             57.1          32.4           89.5
   Roadbuilding & Utility (3)...........        68.3         30.4            98.7             91.4          15.7          107.1
   Aerial Work Platforms (4)............       127.2          0.8           128.0             21.2           4.0           25.2
   Mining...............................        48.7          0.2            48.9             22.9           6.8           29.7
   Corp / Eliminations..................        (0.6)       ---              (0.6)            (0.6)          0.2           (0.4)
                                         -------------- ------------- ----------------   ------------- ------------- ---------------
      Total............................. $     518.5    $    53.9     $     572.4        $   356.7     $    71.7     $    428.4
                                         ============== ============= ================   ============= ============= ===============

SG&A
   Construction (1)..................... $     118.1    $    (1.5)    $     116.6        $   107.7 $        (5.8)    $    101.9
   Cranes (2)...........................        86.6         (1.2)           85.4             55.1          (4.6)          50.5
   Roadbuilding & Utility (3)...........        79.2         (2.0)           77.2             73.0          (1.3)          71.7
   Aerial Work Platforms (4)............        59.4        ---              59.4             17.0         ---             17.0
   Mining...............................        34.3        ---              34.3             27.3         ---             27.3
   Corp / Eliminations..................        16.1        (13.0)            3.1              8.0          (4.6)           3.4
                                         -------------  ------------- ----------------   ------------- ------------- ---------------
      Total............................. $     393.7    $   (17.7)    $     376.0        $   288.1     $   (16.3)    $    271.8
                                         =============  ============= ================   ============= ============= ===============

Operating Income
   Construction (1)..................... $      54.3    $     8.1     $      62.4        $    57.0     $    18.4 $         75.4
   Cranes (2)...........................        15.9         17.1           33.0              2.0          37.0           39.0
   Roadbuilding & Utility (3)...........       (62.2)        83.7            21.5             18.4          17.0           35.4
   Aerial Work Platforms (4)............        67.8          0.8            68.6              4.2           4.0            8.2
   Mining...............................        14.4          0.2            14.6             (4.4)          6.8            2.4
   Corp / Eliminations..................       (16.7)        13.0           (3.7)            (8.6)          4.8           (3.8)
                                         -------------  ------------- ----------------   ------------- ------------- ---------------
      Total............................. $      73.5    $   122.9     $     196.4        $    68.6     $    88.0     $    156.6
                                        ==============  ============= ================   ============= ============= ===============

(1) Special items relate primarily to the closure of the Kilbeggan facility within the Powerscreen business.
(2) Special items relate primarily to the closure of the Peiner facility within the Tower Crane group.
(3) Special items relate primarily to exiting and rationalizing certain product categories within the Roadbuilding group.
(4)  Special items relate to the Genie inventory fair value accounting treatment


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